CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement of Form N-4 (No. 1) of our report dated February 26, 2003, relating to the consolidated financial statements of The Guardian Insurance & Annuity Company, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/

PricewaterhouseCoopers LLP
New York, New York
December 22, 2003